Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Michael Sund
December 20, 2005		(858) 503-3233

MAXWELL TECHNOLOGIES SELLS $25 MILLION OF CONVERTIBLE DEBENTURES

SAN DIEGO, Calif. – Maxwell Technologies, Inc. (Nasdaq: MXWL) today announced completion of a private placement of $25 million of convertible debentures carrying an initial interest rate of 5.375 percent and warrants to purchase 394,737 shares of Maxwell common stock at an exercise price of $19.00 per share. Net proceeds after deduction of expenses and fees are intended to be used primarily for working capital and general corporate purposes.

Dr. Richard Balanson, Maxwell’s president and chief executive officer, said that the cash infusion provides additional resources to enable the company to leverage its leadership position to capitalize on rapidly expanding worldwide demand for ultracapacitors.

“The ultracapacitor market is real, and we continue to move aggressively to strengthen the company’s capabilities and global reach to serve that market,” Balanson said. “This means more and broader talent, new and more technologically advanced products, stronger internal and external production and distribution capabilities and a wider network of partnerships and alliances.”

The convertible debentures will be unsecured obligations due in 2009, and are convertible into shares of Maxwell common stock at a conversion price of $19.00 per share. The debenture conversion price and warrant exercise price represent a premium of approximately 25 percent based upon a five-day volume-weighted average of the recent closing price of Maxwell’s common shares on the Nasdaq Stock Exchange. The convertible debentures will be issued at 100% of the principal amount. The coupon rate will be equal to the federal funds rate in effect, which currently is 4.25 percent, plus 1.125 percent. Maxwell is obligated to begin repaying the principal outstanding in equal quarterly payments two years after the date of issuance. The debentures are callable by the company if the closing price of Maxwell’s common stock on the Nasdaq Stock Exchange exceeds certain levels for a specified period of time, or in certain other circumstances.

The convertible debentures, warrants and common stock issuable upon conversion of the debentures and exercise of the warrants have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Maxwell has agreed to file a registration statement with the SEC covering resale of the shares underlying the notes and warrants within 30 days of closing.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in a jurisdiction in which such offering would be unlawful.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules,

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MAXWELL SELLS $25 MILLION OF CONVERTIBLE DEBENTURES

memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and other expressions of management’s belief or opinion that reflect its current understanding or belief with respect to such matters. Such statements include, without limitation, projections of the company’s business prospects, which are subject to numerous risks and uncertainties. These risks and uncertainties include the fact that the company has a history of losses, may not be able to achieve or maintain profitability, and may not be able to obtain sufficient capital to meet customer demand or other corporate needs. Other risks and uncertainties include price erosion as a result of increasing competition, development and acceptance of products based on new technologies, demand for original equipment manufacturers’ products reaching anticipated levels, general economic conditions in the markets served by our products, cost-effective manufacturing of new products, and risks and uncertainties involved in foreign operations. These and other risks and uncertainties are detailed from time-to-time in the Company’s SEC reports, including our third quarter Form 10-Q and our Form 10-K for the fiscal year ended December 31, 2004. Actual results may differ materially from those projected. These forward-looking statements represent management’s opinions and beliefs as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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